Celanese AG
Voluntary increase in the cash compensation offer by Celanese Europe Holding GmbH & Co KG (formerly: BCP Crystal Acquisition GmbH & Co. KG), Kronberg im Taunus, to external shareholders of Celanese AG, Kronberg im Taunus

Insert text of announcement in the Börsen-Zeitung dated 30 August 2005 and then the following note

Supplement to the technical implementation guidelines published in the WM issue no. 36 dated 4 September 2004 (page 8926 et seq.) and WM issue no. 41 dated 9 October 2004 (page 10096 et seq.).

Celanese non-par value registered shares	ISIN DE0005753008 / Stock index no. 575 300
Celanese non-par value registered shares filed for compensation	ISIN DE000A0BVVG5 / Stock index no. A0B VVG
Publications
The announcement will be published in the Börsen-Zeitung on Tuesday, 30 August 2005.
Furthermore, a corresponding English-language supplement to the US offer document published on 2 September 2004 will be made available under the additionally applicable provisions of the US capital market laws. This supplement will be sent directly to all shareholders of Celanese AG.
I.	Voluntary increase in the cash compensation offer

Celanese Europe Holding GmbH & Co KG (,,Celanese Europe“) submits a conditional offer subject to a time limit to all shareholders of Celanese AG (,,Celanese shareholders“) to acquire their registered non-par value shares (,,Celanese shares“) at a purchase price of € 51.00 per share plus compensation interest on the amount of € 41.92.

Although such compensation interest will not be subject to any interest discount tax (Zinsabschlagsteuer), it will be liable to income tax.

The relevant recipient of the interest payment has to be advised of the income tax liability. It also has to be ensured that the interest as such is taken into account in shareholders’ earnings statements.

The cash compensation offer currently under way under the contract among business enterprises between Celanese Europe and Celanese AG will remain unaffected by this temporary offer.

Acceptance period The acceptance period starts as of now and will run until (and including) Thursday, 29 September 2005.

Condition

The voluntary increase in the cash compensation offer to the Celanese shareholders is subject to the condition that shareholders who avail themselves of the offer file a completely filled in waiver signed in their own hand by 29 September 2005, 18:01 hours CEST. The form attached to these WM-Mitteilungen (Annex 3), which is also available as an electronic document (Word file) at the following E-mail address: dct.tender-offers@db.com, shall be used exclusively for this purpose.

Any deletions, additions or other changes to the wording of the waiver will result in such waiver being disregarded; in that case, only the (original) cash compensation of € 41.92 will be paid to the relevant Celanese shareholder.

The date of receipt of the original of the waiver by the relevant depositary bank shall be authoritative with respect to the observance of the deadline; the depositary bank will immediately pass on the waiver to the central settlement agent.

Payment of the voluntarily increased compensation amount
The amount will be credited to the Celanese shareholders willing to dispose of their shares in due course upon presentation of the registered shares (ISIN DE0005753008) and the waiver.

Information of holders of securities deposit accounts
Depositary banks are requested to immediately dispatch the forms of (a) the individual letter to customers (Annex 1) and (b) the waiver (Annex 3) attached to these Wertpapier-Mitteilungen to the Celanese shareholders (as is customary in these cases, the costs incurred in connection with the information of the holders of securities deposit accounts will be deemed covered by the depositary bank fee).

No printed copies of the announcement will be made available. A copy of the German wording of the published announcement is to be attached to the letter to customers.

II.	Voluntary additional payment to the shareholders of Celanese AG who have already received a compensation payment

Celanese Europe submits a conditional offer subject to a time limit to all former Celanese shareholders who have already accepted the cash compensation offer currently under way and/or the preceding US offer to pay them an additional € 9.08.

Central settlement agent
Deutsche Bank AG, Frankfurt am Main, via european transaction bank GmbH, Corporate Event Processing, Main Agent & Customer Services, Wilhelm-Fay-Str. 31 - 37, 65936 Frankfurt am Main, fax: (0 69) 9 10-6 68 13, will act as central settlement agent with respect to the additional payment.

Condition
The voluntary additional payment will only be made if the former Celanese shareholders who wish to receive the additional payment file a completely filled in waiver signed in their own hand by 29 September 2005, 18:01 hours CEST.

Otherwise the information set forth in paragraph I should be taken into account. Depositary banks are requested to complete the confirmation.

Additional payment

The additional payment will be made available concurrently upon filing the waiver via the LZB or will be credited to the specified account. Details of the relevant account have to be specified when filing the documents.

Information of holders of securities deposit accounts
Depositary banks are requested to immediately dispatch the forms of (a) the individual letter to customers (Annex 2) and (b) the waiver (Annex 3) attached to these Wertpapier-Mitteilungen to the former Celanese shareholders who have already received a compensation payment (as is customary in these cases, the costs incurred in connection with the information of the holders of securities deposit accounts will be deemed covered by the depositary bank fee).

No printed copies of the announcement will be made available. A copy of the German wording of the published announcement is to be attached to the letter to customers.

Depositary bank fee
The transfer of the additional payment is to be settled free of any charges and fees for the former Celanese shareholders in Germany. Celanese Europe will pay an amount of € 10.00 to domestic depositary banks for each additional payment/customer.

The depositary bank fee has to be claimed in due time, but no later than 14 October 2005, if possible via the central settlement agent (the date of receipt of the relevant request by the central settlement agent, not the date of dispatch, shall be authoritative in this respect). Depositary banks should bear in mind that any depositary bank fees claimed after 14 October 2005 will not be paid.

Annex 1: Form of letter to Celanese shareholders

Start of text letter to customers
,,Dear accountholder,
Pursuant to § 305 of the German Stock Corporation Act (AktG), Celanese Europe Holding GmbH & Co. KG (formerly: BCP Crystal Acquisition GmbH & Co. KG), in connection with its cash compensation offer currently still under way, submits an offer subject to a time limit to the shareholders of Celanese AG, who waive the institution of and any increase in the cash compensation pursuant to arbitration proceedings, to acquire shares of Celanese AG against a voluntarily increased cash compensation of € 51.00 per share. It is mandatory that you file the attached waiver, completely filled in and bearing your legally binding signature, by Thursday, 29 September 2005, 18:01 hours CEST, at the latest, so that such increased cash compensation can be paid to you. The date of receipt by us, not the date of dispatch, shall be authoritative in this respect. Please note that any deletions or other restrictive changes to the contents of the waiver will result in your waiver being disregarded so that the increased cash compensation cannot be paid to you.
If you wish to avail yourself of the voluntarily increased cash compensation offer, you are kindly requested to let us have your relevant instructions with the attached reply letter by [—] 2005, at the latest. We will then take the necessary steps on your behalf.
If we do not receive your written instructions, we will not take any action and your Celanese shareholdings will remain unchanged.
[Please do not hesitate to contact your customer adviser if you have any questions.]
complimentary close“

End of text letter to customers

Annex 2: Form of letter to the former Celanese shareholders

Start of text letter to customers
,,Dear accountholder,
Pursuant to § 305 of the German Stock Corporation Act (AktG), Celanese Europe Holding GmbH & Co. KG (formerly: BCP Crystal Acquisition GmbH & Co. KG), in connection with its cash compensation offer currently still under way, submits an offer subject to a time limit to the shareholders of Celanese AG, who waive the institution of and any increase in the cash compensation pursuant to arbitration proceedings, to acquire shares of Celanese AG against a voluntarily increased cash compensation of € 51.00 per share. In this context, an offer is hereby submitted to those shareholders who have already availed themselves of the (original) cash compensation offer and who continue to have supplementary claims to an increased cash compensation, if applicable, to pay to them the difference between the original cash compensation offer and the voluntary increase, i.e. € 9.08, on the following terms.
It is mandatory that you file the attached waiver, completely filled in and bearing your legally binding signature, by Thursday, 29 September 2005, 18:01 hours CEST, at the latest, so that such increased cash compensation can be paid to you. The date of receipt by us, not the date of dispatch, shall be authoritative in this respect. Please note that any deletions or other restrictive changes to the contents of the waiver will result in your waiver being disregarded so that the increased cash compensation cannot be paid to you.
If you wish to avail yourself of the voluntarily increased cash compensation offer, you are kindly requested to let us have your relevant instructions by the attached reply letter by [—] 2005, at the latest. We will then take the necessary steps on your behalf.
If we do not receive your written instructions, we will not take any action and your Celanese shareholdings will remain unchanged.
[Please do not hesitate to contact your customer adviser if you have any questions.]
complimentary close“

End of text letter to customers

Annex 3: Form of waiver

Start of text notice of acceptance/waiver
Increased compensation offer to the external shareholders of Celanese AG, Kronberg im Taunus
Dear sir or madam,
I/we

(complete name/name of company in printed letters)
(note: please fill in the spaces as applicable):

☐
hold                      share(s) in Celanese AG – stock index no. 575 300 – with respect to which the cash compensation offer under the control and profit transfer agreement with Celanese Europe Holding GmbH & Co. KG (,,CEH“) dated 22 June 2004 voluntarily increased to EUR 51.00 per share is hereby accepted.

I/we kindly request you to withdraw the corresponding number of Celanese shares from my/our securities deposit account/the securities deposit account of the company represented by me/us referred to above and to settle the transaction at the price of € 51.00 per share plus compensation interest on the amount of € 41.92;

and/or

☐
held                      share(s) in Celanese AG — stock index no. 575 300 - with respect to which the original cash compensation offer under the control and profit transfer agreement with CEH dated 22 June 2004 in the amount of EUR 41.92 per share has already been accepted and the difference to the voluntarily increased cash compensation is now claimed.

I/we kindly ask you to credit the cash compensation/additional cash payment to my/our account with you. The transaction will be settled without any charges and fees being payable by me/us.
Waiver:
I/we hereby agree with Celanese Europe GmbH & Co. KG that I/we/the company represented by me/us, in connection with the control and profit transfer agreement between Celanese AG and Celanese Europe GmbH & Co. KG dated 22 June 2004:
–
have/has not or will not file any application for the institution of arbitration proceedings pursuant to § 1 no. 1 of the German Act on Arbitration Proceedings (Spruchverfahrensgesetz) or have/has irrevocably and with legally binding effect revoked any application already filed and that I/we/the company represented by me/us waive/s the institution of arbitration proceedings for the determination of an adequate compensation payment in connection with the conclusion of the control and profit transfer agreement;

–	will not join any applications and not otherwise directly or indirectly support any arbitration proceedings pursuant to § 1 no. 1 of the German Act on Arbitration Proceedings (Spruchverfahrensgesetz);

–
waive/waives any compensation determined in any arbitration proceedings pursuant to § 1 no. 1 of the German Act on Arbitration Proceedings (Spruchverfahrensgesetz) or agreed upon to terminate any such arbitration proceedings.

I/we also hereby represent that, at the time of transfer, I am/we are the sole owner/s of the shares in Celanese AG held by me/us/the company represented by me/us and that such shares are free and clear of any third-party rights and claims or that I/we/the company represented by me/us continue to hold the corresponding supplementary claims to any increase in the cash compensation and that I/we/the company represented by me/us in particular have/has not assigned any such claims.

,
(Place/date)

(legally binding signature)
Confirmation by depositary bank
We hereby confirm that the customer                                             (name), residing/with registered office at                                           , until                      , held a total number of                       shares in Celanese AG with respect to which the cash compensation offer has already been accepted.

End of text of notice of acceptance/waiver